Exhibit 1.8

PRESS RELEASE

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Pirelli & C. Real Estate S.p.A. securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Pirelli & C. Real Estate S.p.A. securities are intended to be made available within the United States in connection with the reorganization pursuant to an exemption from the registration requirements of the Securities Act.

The business combination described herein relates to the securities of a foreign company. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Pirelli & C. Real Estate S.p.A. and Pirelli & C. S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The materials attached herein may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may appear in a number of places in the materials attached herein and include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and global business, market share, financial results and other aspects of the activities and situation relating to Pirelli & C. Real Estate S.p.A. Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors. Readers are cautioned not to place undue reliance on those forward looking statements, which speak only as of the date of the materials. Pirelli & C. S.p.A. undertakes no obligation to release publicly the results of any revisions to these forward looking statements which may be made to reflect events and circumstances after the date of the materials.

ASSIGNMENT OF PRELIOS SHARES

Milan, 25 October 2010 – As previously announced on 21 October 2010, Pirelli & C. S.p.A. announces that the assignment to the ordinary and savings shareholders of Pirelli & C. of 487,231,561 ordinary Prelios (former Pirelli Re) shares held by the company, in a ratio of one Pirelli Re share for each ordinary or savings share of Pirelli & C. held, has begun today.

The extraordinary shareholders’ meeting held on 15 July has resolved upon the reduction of the share capital aimed at implementing the afore mentioned assignment of the Prelios shares, for an amount equal to Euro 178,813,982.89, corresponding to the value of the participation held in Pirelli Re to be assigned, determined on the basis of the official price of the Pirelli Re shares as of 14 July 2010.

In accordance with accounting rules, Pirelli & C. has restated the liability arising from the transaction, on the basis of the official price of the Prelios shares as of today (equal to Euro 0.4337), from Euro 178,813,982.89 to Euro 211,312,328, with a change in net equity equal to Euro 32,498,345. At the same time, following the assignment of the Prelios shares, Pirelli & C. has recorded a loss in the income statement equal to about Euro 118.3 million, corresponding to the difference between the value of the liability, restated as indicated above, and the net accounting value (so-called book value) of the Prelios shares. On a consolidated basis, the impact of the assignment will be negative for about  Euro 219.2 million, including the transfer to Pirelli & C.’s income statement of Prelios net losses previously recorded in equity on Pirelli & C.’s consolidated balance sheet.

The Company announces that, pursuant to Article 9, paragraph 4, letter a), of the Presidential Decree no. 917 of 22 December 1986, the value of Pirelli Re shares to be assigned, for tax purposes (valore normale) – equal to the average price of the Pirelli Re shares during the month preceding the date of assignment – is Euro 0.43877.

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